Exhibit 21.1

SUBSIDIARIES OF ON DECK CAPITAL, INC.

Name	Jurisdiction
Lancelot QBFOD LLC	Delaware
ODCS, LLC	Delaware
On Deck Asset Company, LLC	Delaware
On Deck Capital Australia PTY LTD	Australia
OnDeck Account Receivables Trust 2013-1 LLC	Delaware
OnDeck Asset Pool, LLC	Delaware
OnDeck Asset Securitization Trust LLC	Delaware
OnDeck Capital Canada, Inc. (f/k/a On Deck Capital, Inc.)	British Columbia
Prime OnDeck Receivable Trust, LLC	Delaware
Receivable Assets of OnDeck, LLC	Delaware
SBLP II LLC	Delaware
Small Business Asset Fund 2009 LLC	Delaware
Small Business Funding Trust	Delaware